Exhibit 4.35

ASSET PURCHASE AGREEMENT

BY

AND

BETWEEN

BLOOD AND PLASMA RESEARCH, INC.

AND

KAMADA PLASMA, LLC

Dated as of January 31, 2021

i

ii

List of Exhibits

Exhibit A	Consulting Agreement of Kristi Lovelady
Exhibit B	Employment Agreement of Dan Browning
Exhibit C	Employment Agreement of Jean Browning
Exhibit D	Bill of Sale
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Intellectual Property Assignment
Exhibit G	Deed
Exhibit H	Transition Services Agreement

iii

ASSET INTEREST PURCHASE AGREEMENT

THIS ASSET INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2021, by and between Blood and Plasma Research, Inc., a Texas corporation (“Seller”), and Kamada Plasma, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller is engaged in the collection, testing and processing of plasma and other blood products and using the resulting products thereof to sell specialty blood products and services to customers (the “Business”); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy all of which are acknowledged and confessed, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the following meanings:

“Acquired Inventory” has the meaning set forth in Section 2.1(a).

“Acquisition Proposal” has the meaning set forth in Section 6.4.

“Affiliate” means as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.7.

“Assigned Contracts” has the meaning set forth in Section 2.1(b).

“Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Base Purchase Price” has the meaning set forth in Section 2.5.

“Basket Amount” has the meaning set forth in Section 9.3(a)(i).

“Benefit Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, bonus or incentive compensation, termination pay, deferred compensation, performance awards, stock or stock-related awards (including any stock purchase or stock option plan), equity-based awards, phantom equity, retention or change of control bonus, profit-sharing, severance, fringe, retirement, pension, death, medical, health, accident, life, vision or dental benefits, vacation, paid time off, disability, or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded (including each “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA) that is or has been maintained, sponsored, contributed to, or required to be contributed to, by Seller or its ERISA Affiliates for the benefit of any current or former employees, officers, directors, retirees, independent contractors or consultants or any of their respective spouses or dependents, or with respect to which Seller or any ERISA Affiliate has or may have any Liability, contingent or otherwise, in each case, including any such plan, program, policy, practice, Contract or other arrangement provided to an employee of Seller in connection with its relationship with PEO.

“Books and Records” has the meaning set forth in Section 2.1(l).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law in the State of Texas to be closed.

“Business Insurance Policies” has the meaning set forth in Section 4.13.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 5.1 and Section 5.5.

“Buyer Indemnified Party” has the meaning set forth in Section 9.1.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act (2020) and the related rules and regulations (including interim regulations and guidance) promulgated thereunder, whether before or after Closing.

“CHOW” has the meaning set forth in Section 8.5.

“Claims” has the meaning set forth in Section 9.5.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” means the group health plan continuation of coverage requirements of Title I, Part 6, of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

“Competing Business” has the meaning set forth in Section 8.2(a).

“Consulting Agreement” means the consulting agreement by and between Buyer and Kristi Lovelady dated as of the Closing Date, and which agreement is attached hereto as Exhibit A.

“Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, deed, license, commitment, undertaking or other legally binding arrangement or understanding.

“Destruction Costs” means the cost to properly dispose of Scrap Inventory.

“Employees” has the meaning set forth in Section 4.24(b).

“Employment Agreements” means the employment agreements by and between Buyer and Dan Browning and Jean Browning dated as of the Closing Date, and which agreements are attached hereto as Exhibit B and Exhibit C, respectively.

“Encumbrances” means any mortgage, deed of trust, lien, claim, pledge, security interest, right of first refusal, charge, right of way, easement, covenant, encroachment, option to purchase or lease or otherwise acquire any interest, conditional sale, encumbrance or any other security interest or rights of third parties or any Contract to create any of the foregoing, or other restriction of any kind or similar encumbrances.

“Environmental Claim” means any claim, action, cause of action or notice by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Materials of Environmental Concern.

“Environmental Laws” means all Laws relating to Materials of Environmental Concern, public health or safety, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), natural resources or endangered or threatened species, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and all similar state and local laws, regulations or other legal requirements promulgated under any of the foregoing such Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person, entity, company, trade or business that is a member of a “controlled group of corporations,” under “common control”, an “affiliated service group” or would otherwise be considered a single employer with Seller under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(a).

“FCPA” has the meaning set forth in Section 4.17(b).

“FDA” means the U.S. Food and Drug Administration.

“FDA Application Integrity Policy” has the meaning set forth in Section 1.1(a).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any national, supra-national, state, municipal or local government or other political subdivision thereof, whether domestic or foreign, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any governmental authority, bureau, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any stock exchange or self-regulatory organization or quasi-governmental entity to the extent that the rules, regulations or Orders of such organization or entity have the force of law.

“Healthcare Laws” means any Law relating to healthcare regulatory matters, including, but not limited to: the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301-399i; state and federal privacy laws, and all applicable implementing regulations, rules, ordinances, judgments, and Orders; and any similar state and local statutes, regulations, rules, ordinances, judgments, and Orders; and all applicable federal, state, and local licensing, certificate of need, regulatory and reimbursement, corporate practice of medicine, and physician fee splitting regulations, rules, ordinances, orders, and judgments applicable to healthcare service providers and/or plasma and blood centers providing the products and services that Seller provides.

“Holdback Amount” means USD $250,000.

“Improper Payment Laws” has the meaning set forth in Section 4.17(b).

“Indebtedness” means with respect to Seller, any direct or indirect indebtedness, Liabilities, or obligations of Seller: (i) for borrowed money; (ii) evidenced by any note, bond, debenture, debt security or other similar instruments; (iii) in respect of acceptance credit, letters of credit or similar facilities; (iv) under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements; (v) for the deferred purchase price of property, equipment or services (other than accounts payable in the ordinary course of business); (vi) created or arising under any conditional sale or other title retention agreement with respect to property acquired; (vii) under leases that are considered capital leases by Seller or would be considered capitalized leases under GAAP; (viii) secured by an Encumbrance on Seller’s assets; (ix) owed to any Person under any noncompetition, severance or similar arrangement and Taxes thereon; (x) for escrow amounts, holdback amounts or earn-out payments in connection with acquisitions by Seller; (xi) for outstanding judgments or settlement amounts against or in respect of Seller; (xii) for change-of-control or similar payment or increased cost that is triggered in whole or in part by the transactions contemplated herein, and Taxes thereon; (xiii) under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein; (xiv) of the type referred to in the foregoing clauses of this definition of other Persons for which Seller is responsible or liable as guarantor; and (xv) for accrued and unpaid interest on, and any prepayment premiums, penalties, charges, assessments or similar fees and expenses in respect of, any of the foregoing obligations that are required to be paid by Seller in respect of any of the foregoing.

“Indemnitee” has the meaning set forth in Section 9.5(a).

“Indemnitor” has the meaning set forth in Section 9.5(a).

“Independent Accounting Firm” means Ernst & Young or such other independent accounting firm as may be approved by the mutual agreement of Buyer and Seller.

“Intellectual Property Assets” means all (i) copyrights, trademarks, trade names, brands, service marks, trade dress, logos, packaging designs, slogans, domain names, trade secrets, know-how, confidential or proprietary information, patents, inventions, discoveries or other intellectual property and proprietary rights, including all registrations and/or applications for the foregoing and (ii) all databases, data collections, protocols, specifications, software, source code and object code, user interfaces, works of authorship, and other forms of technology (whether or not embodied in any tangible form).

“Inventory” means inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, leased or licensed Seller or any other Person for the benefit of Seller and used in the Business.

“Key Contracts” means the Contracts of Seller listed on Schedule 1.1(a).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification means the actual knowledge of Kristi Lovelady, Dan Browning or Jean Browning, in each case, following due and reasonable inquiry concerning the applicable matter.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, but does not include any Permit.

“Liability” means any liability, debt, charge, obligation, Tax, deficiency, loss, damage, assessment, claim, cause of action, penalty, fine, guarantee, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, absolute or contingent, matured or unmatured, including those arising under any Law or Proceeding.

“Losses” means losses, Liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, forfeitures, pecuniary harm, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim.

“Material Adverse Effect” means any event, effect, occurrence, fact or state of facts, development, condition, circumstance, or change that is materially adverse to (a) the Business, the Purchased Assets, the Assumed Liabilities or the results of operations, financial condition or assets of Seller, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include event directly related to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which Seller operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (iv) any natural or man-made disaster or acts of God, except, in the case of clauses (i) through (iv), to the extent such events have a disproportionate effect on Seller relative to other Persons engaged in the industry in which Seller operates.

“Material Contracts” has the meanings set forth in Section 4.9.

“Materials of Environmental Concern” means any material, substance or waste regulated under or subject to liability under any Environmental Law or Medical Waste Law, including anything defined under any Environmental Law as a “pollutant,” “contaminant,” “hazardous material,” “hazardous substance,” or “hazardous waste,” and Medical Waste, petroleum and petroleum products and by-products, asbestos-containing materials, radioactive materials, and polychlorinated biphenyls.

“Maximum Amount” has the meaning set forth in Section 9.3(a)(ii).

“Medical Waste” means: (a) pathological waste; (b) blood; (c) sharps; (d) wastes from surgery or autopsy; (e) dialysis waste, including contaminated disposable equipment and supplies; (f) cultures and stocks of infectious agents and associated biological agents; (g) isolation wastes; (h) contaminated equipment; (i) laboratory waste; (j) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings, and (k) pharmaceutical waste. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the MWTA and any other Medical Waste Law.

“Medical Waste Law” means the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C. § 2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 U.S.C. § 1401 et seq., The Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the United States Department of Health and Human Services, National Institute for Occupations Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and any other Laws insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

“Money Laundering Laws” has the meaning set forth in Section 4.31.

“MWTA” means the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq.

“No-Shop Restricted Parties” has the meaning set forth in Section 6.4.

“Order” shall mean any injunction (whether temporary, preliminary or permanent), writ, temporary restraining order, ruling, decision, verdict, award, charge, judgment, decree or any order of any nature, in each case of a Governmental Authority (unless otherwise specified).

“Outside Date” has the meaning set forth in Section 10.1(c).

“Party” means, individually, Buyer or Seller, and “Parties” means, collectively, Buyer and Seller.

“PEO” means J Solutions Inc.

“Permit” means any approval, certificate of authority, accreditation, license, certification, registration, permit, franchise, right, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means: (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for amounts that are not delinquent and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrance; and (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

“Person” means any individual, corporation, association, partnership, limited liability company, sole proprietorship, unincorporated or incorporated organization, joint venture, trust, estate, association, labor union, Governmental Authority or other entity.

“Personal Data” means: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or donor or account number, biometric identifiers, device or machine identifier, IP address, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for Seller allows for the identification or contact with, a natural person or a particular computing device; (ii) any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information”, or “personal information” under any Law; and (iii) any information that is associated, directly or indirectly, with any of the foregoing.

“PPP Lender” means BBVA USA.

“PPP Loan” means that certain loan, dated May 19, 2020, in the amount of $67,939, issued by the PPP Lender to Seller, pursuant to the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program established by the CARES Act.

“PPP Loan Balance” means the outstanding principal plus accrued but unpaid interest on the PPP Loan outstanding as of the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Proceeding” means any action, claim, suit, complaint, demand, grievance, litigation, dispute, controversy, counterclaim, cause of action, audit, investigation, notice of violation, citation, summon, subpoena or inquiry of any nature, or legal, administrative, arbitration, mediation, or other proceeding, or hearing, whether criminal, civil, regulatory, administrative, judicial, public or private.

“Prohibited Activities” has the meaning set forth in Section 8.2(a).

“Prohibited Fund” has the meaning set forth in Section 4.17(b).

“Prohibited Payment” has the meaning set forth in Section 4.17(b).

“Purchase Price” has the meaning set forth in Section 2.5.

“Representatives” means, in respect of a Person, such Person’s directors, officers, employees, agents, attorneys, representatives, accountants, consultants and other advisors (including advisors retained or engaged by such Person in connection with the transactions contemplated under this Agreement).

“Restricted Territory” means the United States of America.

“Scrap Inventory” means the Inventory of Seller that was not maintained at all times at the required temperatures.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Account” means the bank account identified by Seller in writing (which identification shall be made by Seller no later than three (3) Business Days prior to the Closing Date).

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Seller Fundamental Representations” means (a) the representations and warranties of Seller set forth in Section 4.1 (Organization; Good Standing of Seller), Section 4.2 (Capitalization; Organizational Documents), Section 4.4 (Consents; Absence of Conflicts), Section 4.5 (Due Execution), Section 4.10 (Title; Sufficiency of Assets), Section 4.18 (FDA Compliance), Section 4.19 (Privacy Matters), Section 4.22 (Tax Liabilities), Section 4.23 (Employee Benefit Plans and Related Matters), Section 4.25 (Environmental Matters), and Section 4.28 (Brokers) of this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 9.2.

“Seller Indemnifying Parties” means Seller and the Seller Shareholders.

“Seller Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by Seller.

“Seller Non-Fundamental Representations” means the representations and warranties of Seller set forth in this Agreement or any other Transaction Document, other than the Seller Fundamental Representations.

“Seller Shareholders” means all of the shareholders of Seller (each, a “Seller Shareholder”) and all of whom are identified on Schedule 1.1(b).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

“Tax Claim” has the meaning set forth in Section 8.3(c).

“Tax Clearance Certificate” has the meaning set forth in Section 8.3(b).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other documents relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) any and all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, capital gains, unclaimed property or escheat, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) as a result of transferee Liability or otherwise through operation of law, and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Third Party Licensed IP” has the meaning set forth in Section 4.12(a) below.

“Transaction Documents” means this Agreement, the Consulting Agreement, the Employment Agreements, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Deed, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered hereunder.

“Transfer Taxes” has the meaning set forth in Section 8.3(a).

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, and any applicable similar state and local law, as amended from time to time, and any regulations and guidance issued pursuant thereto.

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires:

(a) reference the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and references to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any gender includes each other gender;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(f) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP, as consistently applied by Seller;

(g) references to GAAP or any Law refers to GAAP or such Law as of the date hereof and the Closing Date, including, without limitation, any amendments thereto as of such dates;

(h) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof, unless expressly so limited;

(i) the word “including” and its derivatives means “including, but not limited to,” and corresponding derivative expressions;

(j) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(k) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(l) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement;

(m) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(n) a defined term has its defined meaning throughout this Agreement, and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(o) all references to prices, values or monetary amounts refer to United States dollars, unless expressly provided otherwise;

(p) each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and

(q) the word “or” may not be mutually exclusive, and can be construed to mean “and” where the context requires there to be a multiple rather than an alternative obligation or meaning.

Article II
PURCHASE AND SALE

Section 2.1 Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all Inventory existing as of the Closing Date other than the Scrap Inventory (“Acquired Inventory”);

(b) all Contracts set forth on Schedule 2.1(b) (the “Assigned Contracts”);

(c) all Seller Intellectual Property Assets;

(d) all Third Party Licensed IP;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f) the Real Property;

(g) all Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;

(h) all rights to any Proceedings of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) the Business Insurance Policies and all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, donor lists, quality control records and procedures, customer or donor complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Seller Intellectual Property Assets and Third Party Licensed IP (“Books and Records”); and

(m) all goodwill and the going concern value of the Business.

Section 2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c) all Benefit Plans sponsored by Seller and any assets, rights, Contracts, or agreements attributable thereto;

(d) all Inventory other than Acquired Inventory; and

(e) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the Liabilities of Seller in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”).

Section 2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any shareholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 8.3(a); or (iii) other Taxes of Seller (or any shareholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any shareholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Proceeding (including, without limitation, any pending or threatened Federal or state agency-initiated action) arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Proceeding relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(g) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(h) all trade accounts payable of Seller;

(i) any Liabilities of the Business relating or arising from unfulfilled commitments, purchase orders, or customer orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(j) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 9.2 as Seller Indemnified Parties;

(k) any Liabilities under the Excluded Contracts or any other Contracts, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(l) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;

(m) any Liabilities associated with the Benefit Plans sponsored by Seller; and

(n) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with: (i) any Law (including, without limitation, any failure to comply with any FDA regulations); (ii) any Order; (iii) any Permit; or (iv) customer standards and quality requirements.

Section 2.5 Purchase Price. The aggregate consideration payable by Buyer for the purchase and sale of the Purchased Assets is: (a) USD $1,500,000 (the “Base Purchase Price”), as adjusted pursuant to Section 2.6; plus (b) an amount equal to the number of liters of Acquired Inventory as of the Closing Date multiplied by $262.50 per liter (the sum of the amounts set forth in clauses (a) and (b), the “Purchase Price”); plus (b) the assumption of the Assumed Liabilities. The Purchase Price shall be payable as follows:

(a) on the Closing Date, Buyer shall pay to Seller an amount equal to the Base Purchase Price minus the PPP Loan Balance minus the Holdback Amount minus the Destruction Costs (the “Closing Payment”), which shall be payable by wire transfer, in immediately available funds, to the Seller Account; and

(b) on the first anniversary of the Closing Date, Buyer shall pay to Seller the Holdback Amount (less any offset thereto made in accordance with this Agreement), which shall be payable by wire transfer, in immediately available funds, to the Seller Account.

Section 2.6 Purchase Price Adjustment for Real Property Matters. For the avoidance of doubt, non-delinquent: (a) real property Taxes, assessments, water charges and sewer rents, if any; and (b) prepaid expenses, credits, advance payments and security deposits shall be apportioned between Seller and Buyer as of midnight on the day prior to the Closing Date with respect to the Real Property, in each case, based on a fiscal period for which assessed, based upon the most recent available tax duplicate and in accordance with local custom, which apportionment shall be final.

Section 2.7 Purchase Price Allocation. Seller and Buyer agree that the Purchase Price and Assumed Liabilities (plus other relevant items) shall be allocated amongst the Purchased Assets for Tax purposes as shown on the allocation schedule (the “Allocation Schedule”). Within ninety (90) days of the Closing Date, Seller shall provide Buyer with a proposed Allocation Schedule, which allocates the Purchase Price and Assumed Liabilities (plus other relevant items) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate); provided, however, the Buyer and Seller hereby acknowledge and agree that the Real Property shall be valued at $81,712. Buyer shall have the ability to review, comment and approve such Allocation Schedule. If Buyer does not object to the Seller’s proposed Allocation Schedule within thirty (30) days of receipt of the Allocation Schedule, Buyer shall be deemed to have approved such Allocation Schedule. Buyer and Seller will resolve any disagreement regarding the Allocation Schedule in good faith and, if they are unable to do so within fifteen (15) days after any objection from Buyer, the matter shall be submitted to the Independent Accounting Firm. If there are any post-Closing adjustments to the Purchase Price, Seller and Buyer shall cooperate with each other in good faith to agree on an amendment to the Allocation Schedule. Buyer and Seller agree to file all applicable income Tax Returns (including, without limitation, IRS Form 8594) consistent with the Allocation Schedule (as amended pursuant to this Section 2.7), except to the extent the allocation reflected therein is subsequently adjusted pursuant to an audit by the Internal Revenue Service or a court decision.

Section 2.8 Withholding. Buyer and any other withholding agent shall be entitled to deduct and withhold from any amounts paid in connection with the transactions contemplated by this Agreement any amounts required under any applicable law to be deducted and withheld, and any such amounts will be treated for all purposes of this Agreement as having been made to the Person in respect of which such deduction and withholding was made.

Section 2.9 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.9 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.2 hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Article III
CLOSING

Section 3.1 Closing. The consummation of the sale and purchase of the Purchased Assets and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jackson Walker L.L.P., 1401 McKinney, Suite 1900, Houston, Texas 77010, or such other place and in such other manner (electronic exchange of documents or otherwise) as shall be mutually agreed upon in writing by the Parties hereto, at 9:00 a.m. Houston, Texas time on the second Business Day after all of the conditions to Closing set forth in Article VII (other than conditions that are intended to be satisfied at the Closing) have been satisfied or waived, as applicable, or at such other time or date as Seller and Buyer may mutually agree upon in writing. The date on which Closing is to occur is referred to herein as the “Closing Date”.

Section 3.2 Deliveries of Seller at Closing. At or prior to the Closing, Seller shall deliver (or shall have delivered), or cause to be delivered, to Buyer the following:

(a) a bill of sale in the form of Exhibit D hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(b) an assignment and assumption agreement in the form of Exhibit E hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(c) an assignment in the form of Exhibit F hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Seller Intellectual Property Assets and Third Party Licensed IP to Buyer;

(d) with respect to the Real Property, a special warranty deed in form of Exhibit G hereto (each, a “Deed”) and duly executed and notarized by Seller;

(e) the Transition Services Agreement in the form of Exhibit H hereto (the “Transition Services Agreement”) and duly executed by Seller;

(f) the Consulting Agreement duly executed by Kristi Lovelady;

(g) the Employment Agreements duly executed by Dan Browning and Jean Browning;

(h) a certificate of a duly authorized officer of Seller certifying as to (i) the resolutions of the board of directors of Seller and Seller Shareholders, each approving and authorizing the execution, delivery and performance of this Agreement and each other agreement contemplated herein to which Seller is a party and the transactions contemplated hereby and thereby; (ii) the Articles of Incorporation of Seller; (iii) the bylaws of Seller; and (iv) the signature and incumbency of any officer or other representative executing this Agreement and the other Transaction Documents;

(i) a certificate of an officer of Seller certifying the satisfaction of the conditions set forth in Section 7.2(b) and Section 7.2(d);

(j) a certificate of existence and good standing (or its functional equivalent) of Seller and Seller from the Secretary of State of Texas, dated as of a recent date prior to the Closing;

(k) a certificate of no tax due issued by the Texas Comptroller of Public Accounts;

(l) a duly executed written certificate from Seller in a form reasonably acceptable to Buyer certifying that Seller is not a foreign person within the meaning of Treasury Regulation section 1.1445-2(b) and complying with the requirements of said Treasury Regulation.

(m) receipt of (i) all consents under Key Contracts, (ii) evidence of successful transfer of all Permits to Buyer, including in connection with the CHOW, and (iii) transfers to Buyer, or the making of all filings for the benefit of Buyer, in respect of all other consents, notices and authorizations required to ensure the ownership and operation by Buyer, immediately following the Closing (as owned and operated by Seller immediately prior to the Closing), of the Business and the Purchased Assets.

Section 3.3 Deliveries of Buyer at Closing. At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(a) to Seller, the Closing Payment in accordance with Section 2.5(a);

(b) to PPP Lender, the PPP Loan Balance, payable by wire transfer, in immediately available funds, to the account designated by PPP Lender, which amount shall be held in escrow by PPP Lender pursuant to an Escrow Agreement in form and substance acceptable to PPP Lender, Seller and Buyer;

(c) to Seller, the Consulting Agreement, duly executed by Buyer;

(d) to Seller, the Employment Agreements, duly executed by Buyer;

(e) to Seller, the Assignment and Assumption Agreement, duly executed by Buyer;

(f) to Seller, the Transition Services Agreement, duly executed by Buyer; and

(g) to Seller, a certificate of the sole manager of Buyer certifying the satisfaction of the conditions set forth in Section 7.3(b) and Section 7.3(c).

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date, except: (i) for representations or warranties made with respect to a specified date (in which case the applicable representations or warranties shall be true and correct only as of such specified date), and (ii) as set forth in the Seller Disclosure Schedules (the parts of which are numbered to correspond to the particular Section or subsection of this Agreement to which the information set forth in the Seller Disclosure Schedules relates):

Section 4.1 Organization; Good Standing of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Seller is not required to be qualified or licensed to transact business as a foreign corporation in any other jurisdiction. Seller has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, perform its obligations hereunder and thereunder, own, lease, and operate its properties and assets (including the Purchased Assets) and to conduct its businesses as currently conducted.

Section 4.2 Capitalization. The Seller Shareholders are all of the record and beneficial owners of 100% of issued and outstanding capital stock of Seller, free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, convertible securities, derivative or phantom securities or other rights, agreements, arrangements or commitments of any character (including any subscriptions, preemptive rights, equity appreciation rights, rights of first refusal, or call rights) relating to any capital stock of Seller or obligating Seller or Seller to issue, sell, deliver or cause to be issued, sold or delivered, any capital stock, or any other interest, in Seller. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of Seller.

Section 4.3 No Subsidiaries. Seller does not own or have any equity interest in any other Person.

Section 4.4 Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby: (a) are not in contravention of the terms of any of the articles of incorporation or bylaws of Seller; (b) will neither constitute a violation or breach of or a default under, or conflict with, any Law or any term or provision of any Contract to which Seller is a party or by which Seller is bound; (c) result in the creation of any Encumbrance under, or constitute or create a right of acceleration, termination, or amendment, or create the right to a change of control payment under any Contract; and (d) except as set forth on Schedule 4.4, do not require Seller to obtain any approval, consent of, waiver or authorization from, exemption by, or give notice to or make any filing with any other Person.

Section 4.5 Due Execution; Binding Agreement. This Agreement and, when executed by Seller, the other Transaction Documents to which Seller is a party, (a) have been duly authorized by all corporate action on the part of Seller and duly executed and delivered by Seller and (b) assuming due authorization, execution and delivery by Buyer, are or will constitute the valid and legally binding obligation of Seller and will be enforceable against Seller in accordance with the respective terms hereof or thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) Schedule 4.6(a) contains, and Seller has made available to Buyer true, correct and complete copies of the unaudited financial statements for the Business consisting of the balance sheet as at December 31 in each of the years 2017, 2018 and 2019 and the related statements of income for the years then ended (the “Annual Financial Statements”), and unaudited financial statements for the Business consisting of the balance sheet as at September 30, 2020 and the related statements of income for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). To the Knowledge of Seller, the Financial Statements have been prepared based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of September 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP. None of Seller or its personnel who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Seller, (ii) any fraud, whether or not material, that involves the management of Seller or any of its personnel or (iii) any claim or allegation regarding any of the foregoing.

(b) Seller does not have any Liabilities or obligations other than Liabilities or obligations (i) reflected and reserved against in the Interim Financial Statements or (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date that are not individually or in the aggregate material in amount and do not constitute any breach of any Law.

Section 4.7 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable of Seller (i) represent bona fide and valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business consistent with past practice, (ii) are valid and enforceable claims, (iii) to the Knowledge of Seller, are collectible in full within 60 days after billing, and (iv) are subject to no set-off or counterclaim. Since the Balance Sheet Date, Seller has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections. Except as set forth on Schedule 4.7(a), Seller does not have any accounts receivable or loans receivable from any Affiliate of Seller, any Seller Shareholder or any director, officer, employee or consultant of Seller.

(b) All accounts payable and notes payable of Seller arose in bona fide arm’s length transactions in the ordinary course of business consistent with past practice and no such account payable or note payable is delinquent in its payment. Since the Balance Sheet Date, Seller has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices. Except as set forth on Schedule 4.7(b), Seller does not have any account payable to any Affiliate of Seller, any Seller Shareholder or any director, officer, employee or consultant of Seller. As of the Closing Date, Seller shall have paid all outstanding accounts payable and notes payable.

Section 4.8 Inventory. To the Knowledge of Seller, all Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. All Inventory is owned by Seller free and clear of all Encumbrances. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.9 Material Contracts; No Defaults. Schedule 4.9 contains a true, correct, and complete list (including a summary of the material terms of any oral Contract) of each Contract to which Seller is a party or to which any of the Purchased Assets are subject (collectively, the “Material Contracts”), including:

(a) Contracts limiting or restraining Seller from engaging or competing in any lines of business with any other Person in any market or geographic area;

(b) Contracts relating to any acquisition to be made by Seller of any operating business or the capital stock of any other Person;

(c) other than relating to trade payables, Contracts relating to the incurrence by Seller of Indebtedness, or the making of any loans to another Person or guarantees with respect to Indebtedness of another Person;

(d) any Contract under which any Purchased Asset serves as security or collateral for Indebtedness owed to any other Person;

(e) Contracts which involve the expenditure by Seller of more than $10,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, is not terminable by Seller without material penalty on notice of 30 days’ or less;

(f) all employment or similar service agreements between Seller and any director, officer or employee of Seller (including those that may be co-employed with PEO);

(g) all collective bargaining or similar collective or labor agreements relating to any service providers of Seller (including those that may be co-employed with PEO);

(h) any Contract that relates to the Seller’s relationship with the PEO;

(i) Contracts for the lease (i) by Seller of any real or personal property (except personal property leases and installment and conditional sales agreements providing for aggregate annual payments of less than $1,000), or (ii) of the Real Property;

(j) any Contract with any third party, the payments to which has represented 5% or more of the expenditures of Seller on supplied goods or services in the most recent twelve (12)-month period;

(k) any Contract that relates to the acquisition or divestiture of assets (i) that is material to the operation of the business of Seller, or all of them taken as a whole, (ii) under which Seller has any Liability with respect to an “earn-out”, contingent purchase price, deferred purchase price or similar contingent payment obligation, or (iii) that provides for the grant to any Person of any preferential rights to purchase any of the assets of Seller;

(l) any Contract that relates to the distribution, marketing, advertising or sale, or referral of Seller’s products or services, in each case which involved payments by Seller in excess of $1,000 in the most recent twelve (12) month period or is reasonably expected to involve payments by Seller in excess of $1,000 in the twelve (12) month period ending on the first anniversary of the date hereof;

(m) any Contract that is a joint venture or collaboration agreement with any Person;

(n) any Contract in the most recent twelve (12) month period with any independent contractor or consultant under which Seller has made aggregate payments of $10,000 or more;

(o) any settlement agreement or consent decree entered into between Seller and any current or former employee of Seller or any other Person (including any Governmental Authority);

(p) any Contract providing that Seller indemnify any Person (other than such Contracts entered into in the ordinary course of business for amounts less than $1,000), or any Contract requiring Seller to assume any Tax, environmental or other Liability of another Person;

(q) any Contract that requires any capital commitment or capital expenditure, individually or in the aggregate, by Seller in excess of $5,000;

(r) any Contract under which “most favored nation” pricing provisions or any similar provision requiring that a third party (including any insurance company) be offered terms or concessions at least as favorable as those offered to one or more Persons;

(s) any Contract that requires Seller to purchase its total requirements of any product or service from any third party, that contains any exclusivity provision in favor of the counterparty thereto or that contains a “take or pay” provision;

(t) all Contracts relating to Seller Intellectual Property Assets or Third Party Licensed IP to which Seller is a party;

(u) all Contracts creating an Encumbrance on any Purchased Assets other than Permitted Encumbrances;

(v) all Contracts between or among Seller on the one hand and any Seller Shareholder or any Affiliate of Seller on the other hand;

(w) any Contract related to the Business, to which Seller is not a party;

(x) any Contract not otherwise of a type listed above involving reasonably anticipated aggregate payments to or from Seller in excess of $1,000 annually, and which does not expire in all respects prior to the Closing.

Seller is not in default under or in breach of, or in receipt of any written claim of default under or breach of, any Material Contract. To the Knowledge of Seller, there is not, in respect of any other party under any of the Material Contracts, any existing default, event of default, breach or other similar event. Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of Seller, enforceable against Seller, and, to the Knowledge of the Seller, against the other party or parties thereto, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally or by principles of equity.

Section 4.10 Title; Sufficiency of Assets. Except as set forth on Schedule 4.10 with respect to leased Tangible Personal Property, Seller has good, valid and marketable title to all Tangible Personal Property reflected in the Interim Balance Sheet and acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business, consistent with past practice, since the Interim Balance Sheet Date. Seller has a valid leasehold interest in the leased Tangible Personal Property described on Schedule 4.10. All Purchased Assets are free and clear of Encumbrances other than Permitted Encumbrances. Upon the transfer to Buyer of the Purchased Assets, Seller will have delivered to Buyer all of the properties, assets, rights and entitlements (including rights to goods, services or supplies from third parties) that are necessary to conduct the Business as currently conducted by Seller. There are no material properties, assets, rights or entitlements related to the Business which are not owned or leased, and at and immediately following the Closing will not be owned or leased, by Buyer, free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 4.11 Real Property. Schedule 4.11(a) describes each parcel of real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Real Property”), including with respect to each property, the address location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired the Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. Seller does not lease any real property. With respect to each parcel of Real Property: (a) Seller has good and marketable fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances; (b) Seller has not leased or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof; and (c) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Real Property or any portion thereof or interest therein. Seller has not received any written notice of (x) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (y) existing, pending or threatened condemnation proceedings affecting the Real Property, or (z) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters that could reasonably be expected to adversely affect the ability to operate the Real Property. Except as set forth on Schedule 4.11(b), neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty, and the Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.12 Intellectual Property; IT Systems.

(a) Schedule 4.12(a) sets forth all: (i) Seller Intellectual Property Assets that are necessary for or material to the conduct of the Business as currently conducted or as contemplated to be conducted; (ii) all licenses granted by any third party to Seller with respect to Intellectual Property Assets (other than commercially available, off-the-shelf object code software licensed for internal use only under standard terms) (“Third Party Licensed IP”); and (iii) all licenses, covenants not to sue, or similar rights granted by Seller to any third party in any Intellectual Property Assets. All Seller Intellectual Property Assets are subsisting; no third party has challenged the validity or enforceability of any Seller Intellectual Property Assets; and, to Seller’s Knowledge, all Intellectual Property Assets are valid and enforceable. Seller has taken all reasonable steps to maintain the confidentiality of and to otherwise protect and enforce its rights in all proprietary information, Seller holds, or purports to hold, as a trade secret. Seller owns all right, title, and interest in and to all Seller Intellectual Property Assets, free and clear of all Encumbrances. To the Knowledge of Seller, there is no current unauthorized use, infringement, misappropriation or other violation by a Person of any of Seller Intellectual Property Assets. None of the Seller Intellectual Property Assets is registered or is subject to any application for registration, and Seller does not own, use, market, distribute or license (and has not done any of the foregoing with respect to) any software (including as a software service) other than third party software licensed to Seller for internal use only.

(b) Seller licenses or otherwise possesses rights to use (and Buyer will, after Closing, have all rights necessary to use) the Third Party Licensed IP as needed to conduct the Business as currently conducted without, to the Knowledge of Seller, infringing or violating the valid and enforceable rights of other Persons. Seller has not received any written claims that it has infringed or misappropriated, or has been offered a license to, the Intellectual Property Assets of any third party or has an obligation to indemnify any third party against any infringement, violation or misappropriation of any Intellectual Property Assets of a third party.

(c) No Proceedings are currently pending or, to the Knowledge of Seller, threatened by any Person with respect to any Seller Intellectual Property Assets or Third Party Licensed IP, including any Proceedings challenging the right of Seller to use, possess, transfer, convey or otherwise dispose of any such Intellectual Property Assets.

(d) Schedule 4.12(d) contains a true, correct and complete list of all IT Systems used, operated or maintained by Seller, and whether such IT Systems are owned or leased, or licensed. The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. Seller has continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored on any IT Systems) and maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. Except as set forth on Schedule 4.12(d), during the five (5)-year period prior to the date of this Agreement, (i) there has been no failure with respect to any IT Systems that has had a material effect on the operations of Seller, the Business or the Purchased Assets and (ii) there has been no unauthorized access to or use of any IT Systems.

Section 4.13 Insurance. Schedule 4.13 sets forth all of the insurance policies that Seller maintains, all of which insurance policies are in full force and effect, with no premium arrearages, bear the policy numbers, are for the terms, with the companies and in the amounts and provide the coverage set forth on Schedule 4.13 (such policies collectively, the “Business Insurance Policies”). The Business Insurance Policies are comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry, and, in any event, reflect the maintenance of coverage at least as large as is required by any counterparty under any Material Contract. Seller has made available to Buyer true, correct and complete copies of each such Business Insurance Policy. All premiums relating to such Business Insurance Policies have been timely paid and Seller is in material compliance with all obligations relating to insurance created by Law or any Contract to which Seller is a party. There is no Proceeding pending under any Business Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy. Seller has not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject. Seller has timely filed all claims for which it is seeking payment or other coverage under any of its Business Insurance Policies. Seller has not received notice or communication from any insurance company canceling or materially and adversely amending any of such Business Insurance Policies and, to the Knowledge of Seller, no such cancellation or amendment is threatened.

Section 4.14 Material Customers and Suppliers.

(a) Schedule 4.14(a) lists the name and address of each vendor, supplier, service provider and other similar business relation of Seller (collectively, “Suppliers”) and the amount of purchase from each Supplier from whom Seller purchased greater than $1,000 in goods and/or services over the course of each of the twelve (12)-month periods ending December 31, 2019, December 31, 2018 and December 31, 2017. Seller has not received any indication from any such Supplier to the effect that, and Seller has no reason to believe that, any Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated by this Agreement, or otherwise).

(b) Schedule 4.14(b) lists the name and address of each customer and other similar business relation of Seller (collectively, “Customers”) and the amount of consideration paid by each Customer over the course of each of the twelve (12)-month periods ending December 31, 2019, December 31, 2018 and December 31, 2017. Seller has not received any indication from any such Customer to the effect that, and Seller has no reason to believe that, any Customer will cancel, terminate or materially change the terms (whether related to payment, price or otherwise) with respect to such Customer’s relationship with the Business (whether as a result of the consummation of the transactions contemplated by this Agreement, or otherwise).

Section 4.15 Litigation or Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened, against or by Seller: (a) relating to or affecting Seller, the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby, in each case, at law or in equity, before or by any Governmental Authority, and to the Knowledge of Seller, there is no valid basis for either of the foregoing. There is no Order binding upon Seller or relating to or affecting the Business, the Purchased Assets or Assumed Liabilities.

Section 4.16 Permits. Schedule 4.16 contains a list of all Permits held by Seller in connection with the conduct of the Business as currently conducted. Seller possesses all Permits that are required by applicable Law (including all applicable Healthcare Laws) for or that are used in connection with (a) the ownership, lease or operation of the properties of Seller as presently owned, leased or operated, or (b) the conduct of the Business as currently conducted, and all such Permits are valid and in full force and effect, and no revocation, suspension, termination, limitation, or Proceeding is pending, or to the Knowledge of Seller, threatened, to revoke, suspend, terminate or limit any Permit held by Seller. For the past ten (10) years, Seller is and has been in compliance in all material respects with all applicable terms and requirements of each such Permit. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, could result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.16. Seller has not received written notice, or other notice from any Governmental Authority regarding any violation of any such Permit or any revocation, withdrawal, suspension, termination or limitation of any such Permit and Seller has filed all reports and maintained and retained all records required by applicable Laws pertaining to all such Permits.

Section 4.17 Regulatory Compliance; Improper Payments.

(a) For the past ten (10) years, Seller, the Business and the Purchased Assets are and have been in compliance in all respects with, and are not in violation of, and have not received written notice from any Governmental Authority regarding any violation of, all Laws applicable to Seller, the Purchased Assets or the conduct of the Business as currently conducted, including, without limitation, all Healthcare Laws. In conducting the Business, Seller has not and does not engage in any unfair or deceptive marketing practices. No claims have been asserted against Seller alleging unfair and/or deceptive marketing practices by Seller or any third party marketing Seller’s business and, to the Knowledge of Seller, no such claims are likely to be asserted.

(b) Except to the extent permitted by applicable Law, neither Seller nor any of its shareholders, directors, officers, employees, nor, to the Knowledge of Seller, any agents acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid or received any remuneration, in cash or in kind, to, or made any financial arrangements, with any past or present suppliers, medical staff members or contractors of Seller in exchange for business or payments from such Persons; (ii) given or agreed to give, received or agreed to receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any supplier or potential supplier, donor, contractor or any other Person in exchange for business or payments; (iii) made, or agreed to make or authorized the payment or giving of, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of funds or anything of value (including meals or entertainment), contribution, or property to, or for the private use of, any officer, employee or ceremonial office holder of any Governmental Authority, any political party or any political candidate, or any other Person who is connected or associated personally with any of the foregoing; (iv) violated or is in violation of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable Laws regarding bribery, illegal payments and gratuities (collectively with the FCPA, the “Improper Payment Laws”); (v) been subject to any investigation by any Governmental Authority with regard to any actual or alleged payment under any Improper Payment Law (a “Prohibited Payment”); or (vi) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund intended to be used to make a Prohibited Payment (a “Prohibited Fund”); or (vii) made any false or fictitious entries in any books or records of Seller relating to any Prohibited Payment or Prohibited Fund.

(c) Except as permitted by applicable Law, neither Seller nor any of its shareholders, directors, officers, employees, nor, to the Knowledge of Seller, any agents acting on behalf of or for the benefit of any of the foregoing is a party to any Contract (including but not limited to any joint venture or consulting agreement) with any physician, physical or occupation therapist, health care facility, hospital, nursing facility, home health agency, counselor, educational consultant, psychiatrist, psychologist, or other licensed health care professional, caregiver or other Person who is in a position to make or influence referrals to or otherwise generate business for Seller to provide goods or services or engage in any other venture or activity.

(d) No Affiliate of Seller directly or indirectly: (i) provides any services to Seller, or is a lessor, lessee or supplier to Seller; (ii) has any cause of action or other claim whatsoever against or, except as set forth on Schedule 4.17(d), owes any amount to, or is owed any amount by, Seller, except for claims and amounts owed in the ordinary course of business, such as for expense advances or unreimbursed expenses, accrued vacation pay and accrued benefits under Benefit Plans; (iii) has any interest in or owns property or rights used in the operation of the Business (including any Purchased Asset); (iv) is a party to any Contract relating to the operation of the Business (other than compensation and/or employee benefits payable in the ordinary course of business), or the Purchased Assets; or (v) received from or furnished to Seller any goods or services without adequate consideration.

Section 4.18 FDA Compliance(a) .

(a) Without limiting the representations and warranties set forth in Section 4.16 and Section 4.17, Seller possesses all Permits required by the FDA or any other Governmental Authority engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. Seller has not received any notice of Proceedings relating to the suspension, modification, revocation or cancellation of any such Permit. Neither Seller nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Authorities, (ii) debarment, suspension, or exclusion under any Federal healthcare programs or by the General Services Administration, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Authority.  Neither Seller nor any of its officers, employees, or, to Seller’s Knowledge, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy.  Neither Seller nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy.  Neither Seller nor any of its officers, employees, agents, or to the Knowledge of Seller, any of its contractors has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Governmental Authority.

(b) For the past ten (10) years, Seller is and has been in compliance with all Laws administered or issued by the FDA or any similar Governmental Authority, including the Federal Food, Drug, and Cosmetic Act and all other Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of Seller, or complaint handling or adverse event reporting.

Section 4.19 Privacy Matters(c) . Seller and, to the Knowledge of Seller, all third parties acting on behalf of Seller comply, and have complied with all: (a) Laws (including, without limitation, Texas Medical Records Privacy Act and the Texas Identity Theft Enforcement and Protection Act); (b) privacy policies of Seller; (c) obligations contained within Contracts to which Seller is or was a party or by which Seller is or was bound; (d) rules of applicable self-regulatory or other industry organizations by which Seller is or was bound; (e) fiduciary obligations; and (f) published industry standards (to which published industry standards Seller has committed publicly or contractually to adhere, or has stated that it will adhere to in any internal policy document) (collectively, “Privacy Laws and Requirements”), relating to (i) the privacy of Seller’s donors and customers; (ii) marketing to, or other communications with, consumers or to consumer protection; and (iii) the collection, use, storage, retention, disclosure, security, transfer, disposal, interception, or any other processing of any Personal Data or donor or customer data by or for Seller or by third parties having authorized access to any Personal Data or donor or customer data maintained by or for Seller. The execution, delivery and performance by Seller of this Agreement, and the transfer of all Personal Data and donor or customer data maintained by or for Seller to Buyer, are and will be compliant with all Privacy Laws and Requirements. There is not and has not been any complaint to, or any Proceeding or claim against, Seller by any private party (including any donor), the Federal Trade Commission, any state attorney general or similar state official or any other Governmental Authority, in each case, with respect to the collection, use, retention, disclosure, transfer, interception, storage, disposal, or other processing of Personal Data or donor or customer data. To the Knowledge of Seller, Seller has not suffered or experienced any privacy or security breaches.

Section 4.20 Federal Healthcare Program Participation and Third Party Payors. Seller does not participate and has not participated as a provider in any of the Medicare, Medicaid or TRICARE programs. Seller is not, and has not been, party to any Contract with, and does not bill for payment or reimbursement, any third-party payors, including private insurance companies.

Section 4.21 Controlled Substances. None of Seller’s employees, or Persons who provide professional services under Contracts with Seller, has engaged in any activities within the scope of their services in connection with the Business that are prohibited under the federal Controlled Substances Act (21 U.S.C. § 801 et seq.) or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

Section 4.22 Taxes.

(a) Seller has filed or caused to be filed in a timely manner (taking into account all extensions of due dates) with the appropriate Governmental Authorities all Tax Returns (including information returns) that are required to be filed by or on behalf of Seller. All such Tax Returns are correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid in full. No claim has been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Encumbrances.

(b) Seller has, within the time and manner prescribed by Law, withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No deficiencies for Seller’s Taxes have been claimed, proposed or assessed in writing by any Governmental Authority. There are no pending or, to the Knowledge of Seller, threatened Proceeding for or relating to Seller’s Taxes. Seller has delivered to Buyer correct and complete copies of all Tax Returns filed by or with respect to Seller, examination reports and statements of deficiencies received by Seller or assessed against or agreed to by Seller, all since January 1, 2017.

(d) Seller has not waived any statute of limitations in respect of Seller’s Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) There are no Tax-sharing or allocation agreements or similar arrangements (including indemnity arrangements) with respect to or involving Seller, and, after the Closing Date, Seller will not be bound by any such Tax-sharing or allocation agreements or similar arrangements entered into prior to the Closing or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Seller has not been a member of an affiliated group filing a consolidated federal (or combined state) income Tax Return. Seller does not have any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 301.6011-4(b).

Section 4.23 Employee Benefit Plans and Related Matters.

(a) Schedule 4.23 sets forth a true, complete and correct list of all Benefit Plans. Seller has made available to Buyer, with respect to each Benefit Plan, true, correct and complete copies of the following documents, as applicable: (i) the Benefit Plan documents and all amendments (or, in the case of any unwritten Benefit Plan, written descriptions, including the material terms, thereof), (ii) any related trust agreements, insurance contracts or other funding instruments, (iii) the most recent IRS determination letter (if applicable), (iv) the three most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Authority (including reports filed on Form 5500 with accompanying schedules and attachments), (v) the most recent summary plan description and summary of material modifications concerning the extent of the benefits provided under each Benefit Plan, (vi) the two most recent actuarial valuations (if applicable), (vii) coverage and nondiscrimination testing reports and other similar compliance reports, and (viii) copies of all material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, or other Governmental Authority relating to any Benefit Plan. Except as specifically provided in the foregoing documents made available to Buyer, there are no amendments to any Benefit Plan that have been adopted or approved, nor has Seller undertaken to make any such amendments or to adopt or approve any new Benefit Plan. Each Benefit Plan has been established, administered, funded and, to the extent applicable, the assets of such Benefit Plan have been invested in accordance with its terms. Seller, each Benefit Plan and PEO are, and have been, in compliance with applicable Law, including ERISA, the Code and the terms of any collective bargaining agreements or other labor union Contracts. All reports relating to each Benefit Plan required to be filed with any Governmental Authority have been timely filed, and all reports and information relating to each Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided. No Benefit Plan is the subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program).

(b) No Benefit Plan is, and neither Seller nor any ERISA Affiliate has sponsored, maintained or contributed to (or been required to sponsor, maintain or contribute to), or has any actual or contingent Liability under, any employee benefit plan that is (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) otherwise a defined benefit pension plan or that provides for the payment of termination indemnities, or (iii) subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. No Benefit Plan is, and neither Seller nor any ERISA Affiliate has sponsored, maintained or contributed to or been required to sponsor, maintain or contribute to, or has any actual or contingent Liability under, a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(c) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (a true, correct and complete copy of which was made available to Buyer) as to its qualification or may rely on the IRS notification letter to the sponsor of any prototype plan used to document the terms of such Benefit Plan as to the tax-qualified status of such Benefit Plan. All contributions (including any employee salary reduction contributions) or other amount payable (including premiums payable with respect to insurance policies funding any Benefit Plan) by Seller or PEO with respect to any Benefit Plan or required by applicable Law or any Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements. Seller has not incurred, nor could be reasonably expected to incur, any unfunded Liabilities in relation to any Benefit Plan. Seller has complied with the continuation coverage provisions of COBRA and any applicable state statutes mandating health insurance continuation coverage for employees. Seller has made available to Buyer a list of all qualified beneficiaries (within the meaning of Code section 4980B(g)(1)) of Seller who are eligible for and/or have elected continuation coverage under COBRA as of the date of this Agreement. No Benefit Plan provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except as required by Section 4980B(f) of the Code or any similar state statute or foreign Law. Seller and PEO have complied with and acted consistently with their obligations under the Affordable Care Act and the rules and regulations promulgated thereunder, including, without limitation, with respect to providing timely notice to employees, offering affordable, minimum value medical insurance coverage to substantially all of its full-time employees (within the meaning of Section 4980H of the Code) and otherwise in respect of the “Employer Shared Responsibility” provisions of Section 4980H of the Code, and nothing has occurred with respect to any Benefit Plan that has subjected, or could reasonably be expected to subject, the Seller or any ERISA Affiliate or, with respect to any period on or after the Closing Date, Buyer or any of its affiliates, to a Tax or penalty under Section 4980H of the Code. None of Seller or PEO has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Benefit Plan. Seller is and has been in compliance with its obligations under its agreements with PEO, and no circumstances exist that reasonably would or could limit the ability of Buyer or Seller to benefit from the full rights and protections available to Seller pursuant to any of its agreements with PEO.

(d) With respect to any Benefit Plan, (i) no Proceeding (other than routine claims for benefits in the ordinary course) is pending or, to the Knowledge of Seller, threatened; (ii) to the Knowledge of Seller, no facts or circumstances exist that could give rise to any such Proceeding; and (iii) no administrative investigation, audit or other administrative proceeding by any Governmental Authority is pending, in progress or, to the Knowledge of Seller, threatened.

(e) None of the execution and delivery of this Agreement or any of the other agreements contemplated hereby, or the consummation of any transaction contemplated herein or therein (alone or in combination with any other event), could (i) result in the payment to any present or former director, officer, employee or other service provider of any money or other consideration; (ii) accelerate, trigger, enhance or provide any other rights or benefits to any present or former director, officer, employee or other service provider; (iii) accelerate, increase or trigger any material obligation under any Benefit Plan; (iv) result in any breach or violation of, or default or funding obligation under, or limit Seller’s right to amend, modify or terminate, any Benefit Plan; or (v) trigger the forgiveness of any indebtedness owed by any present or former director, officer, employee or other service provider to Seller.

(f) No deduction of any amount payable pursuant to the terms of the Benefit Plans has been disallowed or is subject to disallowance under applicable Law, including Section 280G of the Code. Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation 1.409A-1(a)(1) (a “Nonqualified Deferred Compensation Plan”): has been operated in compliance with Section 409A of the Code and the rules and regulations promulgated thereunder and has been in documentary compliance with Section 409A of the Code for the entire period during which Section 409A of the Code has applied to such Benefit Plan. The Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any additional tax or interest incurred by such individual pursuant to Section 409A of the Code.

Section 4.24 Employees and Employee Relations.

(a) There is no pending or, to the Knowledge of Seller, threatened employee strike, work stoppage or labor dispute against or involving the Business. To the Knowledge of Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of Seller, no union organizing activities by or with respect to any employees of Seller are taking place, and none of the employees of Seller are represented by any labor union or organization. No collective bargaining agreement exists or is currently being negotiated by Seller, and there is no unfair practice claim against Seller pending before the National Labor Relations Board. There are no pending or, to the Knowledge of Seller, threatened demands, complaints, charges or litigation before any Governmental Authority regarding employment discrimination, harassment or retaliation, safety or working conditions, wage and hour claims, unemployment compensation claims, or workers’ compensation claims or the like.

(b) Schedule 4.24 contains a list of all of the employees and consultants of Seller as of the date hereof (the “Employees”), their current salary, wage or hourly rates, bonus and other compensation, benefit arrangements, accrued sick days, vacation days and holidays, periods of service, departments and job titles, full-time or part-time status and leave status.

(c) Seller has complied, and is in compliance, with all Laws relating to employment, including (without limitation) employment discrimination, harassment and retaliation, safety and working conditions, wages and hours, unemployment compensation, workers compensation, whistleblowing, and similar Laws. Seller has properly classified all individuals it has designated as exempt from the wage and hour Laws and/or all individuals Seller treats as independent contractors.

Section 4.25 Environmental Matters.

(a) Seller is and has been in compliance with Environmental Laws, which compliance includes but is not limited to the possession by Seller of all Permits required under Environmental Laws relating to the Business, the Purchased Assets or other properties or facilities of Seller.

(b) Seller has not treated, stored, managed, disposed of, transported, handled, released, or used any Material of Environmental Concern except in the ordinary course of its business and in compliance in all material respects with all Environmental Laws.

(c) There are no Environmental Claims pending or to the Knowledge of Seller, threatened against Seller and Seller has received no such claims.

(d) Schedule 4.25(d) contains a complete and accurate list of all off-site treatment, storage, or disposal facilities or locations used by or on behalf of Seller, and to the Knowledge of Seller, none of these facilities or locations is or has been designated or proposed for designation as a Superfund sites under CERCLA, or any similar state list, and Seller has not received any request for information or notice it is or may be a potentially responsible party of potential Liabilities with respect to such off-site treatment, storage, or disposal facilities or locations.

(e) There are no and have not been any Material of Environmental Concern used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any personal or real property owned, leased, operated or used by Seller, nor has there been any release of any Material of Environmental Concern therefrom, in violation of or which could be the basis of liability or obligation under Environmental Laws. No real property currently or formerly owned, operated or leased by Seller is or has been designated or proposed for designation as a Superfund site under CERCLA, or any similar state list.

(f) Seller has delivered to Buyer true and complete copies of all environmental reports and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of Seller (or by a third party of which Seller has knowledge) in relation to Seller or any real property presently or formerly owned, leased, used or operated by Seller (or its predecessors) that are in the possession, custody or control of Seller.

(g) Seller is not aware of and does not reasonably anticipate any condition, event or circumstance concerning the release or regulation of Materials of Environmental Concern that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business as currently conduct or of the Purchased Assets.

Section 4.26 Medical Waste. The operations and properties of Seller are and at all times have been in compliance with the Medical Waste Laws.

Section 4.27 Bank Accounts. Schedule 4.27 contains a complete and correct list of the names and locations of all banks in which Seller has accounts or safe deposit boxes, the names of all Persons authorized to draw thereon or to have access thereto, and the account number for each bank account of Seller.

Section 4.28 Brokers. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.29 Absence of Certain Changes. Between the Balance Sheet Date and the date hereof, except as set forth on Schedule 4.29: (a) the Business has been conducted in the ordinary course of business consistent with past practice; (b) the Business has not suffered any theft, damage, destruction or casualty loss in excess of $5,000 in the aggregate to its assets, whether or not covered by insurance; (c) there have not been any Effects which, individually or in the aggregate, have constituted, constitute, or would reasonably be expected to constitute, a Material Adverse Effect, and (d) Seller has not taken any action, which, if taken after the date of this Agreement, would require the consent of Buyer under Section 6.2.

Section 4.30 Related Party Transactions. Except as set forth on Schedule 4.30, no officer, director, direct or indirect shareholder, or Affiliate of Seller or any individual in such officer’s, director’s, direct or indirect shareholder’s or Affiliate’s immediate family is a party to any transaction or agreement (other than employment agreements) with Seller or has any material interest in any material assets, properties or rights (including the Purchased Assets) that are required for or used by Seller or in connection with the conduct of the Business.

Section 4.31 Anti-Money Laundering. The Business, and the operations of Seller, are and have been conducted at all times in compliance with all anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines applicable to Seller (collectively, “Money Laundering Laws”) and no claim by or before any Governmental Authority involving Seller with respect to Money Laundering Laws is pending and, to the Knowledge of Seller, no such claims are threatened or contemplated.

Section 4.32 OFAC. Seller will not directly or indirectly use the proceeds derived from any of the transactions contemplated under this Agreement or otherwise make available the proceeds therefrom, to any Person, for the purpose of financing the activities of any Person in violation of sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or any other applicable U.S. sanction Laws.

Section 4.33 PPP Loan. All information submitted to the PPP Lender by Seller in connection with Seller’s application for its PPP Loan and its application for forgiveness, and any required supporting documentation, was true and correct in all material respects as of the date such information was provided to the PPP Lender. Seller has delivered to Buyer true, correct and complete copies of its applications for forgiveness of its PPP Loan (if any) and all material correspondence or communication from the PPP Lender or U.S. Small Business Administration with respect to its PPP Loan or its application for forgiveness (if any). As authorized by Section 1106 of the CARES Act, SBA has remitted to the “Lender of Record” (PPP Lender) all principal and interest due and payable by Seller on the PPP Loan, resulting in the PPP Loan being forgiven in full. Except for the PPP Loan, Seller has not applied for, received, claimed or invoked any tax deferral, tax credit, loan, grant or other benefit made available under the CARES Act, including but not limited to any other loan under the Paycheck Protection Program, any Economic Injury Disaster Loan or any Economic Injury Disaster Loan Emergency Advance.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date, except (i) for representations or warranties made with respect to a specified date (in which case the applicable representations or warranties shall be true and correct only as of such specified date) and (ii) as set forth in the Buyer Disclosure Schedules (the parts of which are numbered to correspond to the particular Section or subsection of this Agreement to which the information set forth in the Seller Disclosure Schedules relates):

Section 5.1 Organization; Good Standing; Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, perform its obligations hereunder and thereunder, own, lease, and operate its properties and to conduct its businesses as currently conducted.

Section 5.2 Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby:

(a) are not in contravention of the terms of any of its governing documents;

(b) will neither constitute a violation of or a default under, or conflict with, any Law or any term or provision of any Contract to which Buyer is a party or by which Buyer is bound; and

(c) do not require Buyer to obtain any approval consent of, waiver or authorization from, exemption by, or give notice to or make any filing with any other Person.

Section 5.3 Due Execution; Binding Agreement. This Agreement and, when executed by Buyer, the other Transaction Documents to which Buyer is a party (a) have been or will be duly authorized by all limited liability company action on the part of Buyer and duly executed and delivered by Buyer and (b) assuming due authorization, execution and delivery by Seller, are or will constitute the valid and legally binding obligation of Buyer and will be enforceable against Buyer in accordance with the respective terms hereof or thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.4 Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened, against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on Buyer’s ability to execute this Agreement and the other Transaction Documents to which it is a party and to perform its obligations contemplated hereby or thereby or any aspect of the transactions contemplated hereby or thereby.

Section 5.5 Brokers. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Article VI
PRE-CLOSING AGREEMENTS AND COVENANTS

Section 6.1 Affirmative Covenants of Seller. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, except as otherwise permitted or required by this Agreement or as otherwise consented to by Buyer, Seller will use its commercially reasonable efforts to:

(a) carry on the Business in the ordinary course of business consistent with past practice, preserve the Purchased Assets intact, maintain the Purchased Assets, and Seller’s other properties in the same operating condition as they exist as of the date of this Agreement, and preserve its relationship with its employees, donors, insurers under Business Insurance Policies, and suppliers of goods, services and other material benefits and entitlements used in connection with conducting the Business, or owning or operating the Real Property and the other Purchased Assets;

(b) invoice its customers and diligently use its commercially reasonable efforts to collect accounts receivables;

(c) pay Taxes and other Liabilities when due;

(d) perform its obligations under all Material Contracts, and comply with all Laws affecting Seller;

(e) use its commercially reasonable efforts to keep in full force and effect all Permits necessary for the operation of the Business as currently conducted, or to own, lease, or operate the Purchased Assets as they are currently owned, leased or operated; and

(f) maintain in effect the Business Insurance Policies.

Section 6.2 Negative Covenants of Seller. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, except as otherwise permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller shall not:

(a) except as may relate to trade payables of Seller or the Business incurred in the ordinary course of business and the renewal of any insurance coverage of Seller, enter into, renew, amend, breach or terminate any Material Contract other than in the ordinary course of business and consistent with past practice;

(b) sell, dispose of, license, assign or transfer, in whole or in part, any asset of Seller, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

(c) (i) grant (or commit to grant) any increase in the rate or terms of compensation (including incentive or bonus compensation) or benefits of any director, officer, employee or service provider of Seller, whether past or present, (ii) institute, adopt, modify or amend (or commit to institute, adopt, modify or amend) any compensation or Benefit Plan, policy, program or arrangement or collective bargaining agreement applicable to any such director, officer, employee or service provider, (iii) pay or agree to pay any pension, retirement allowance, severance, transaction, retention, change in control, incentive or other payment or benefit to any director, officer, employee or service provider of Seller, whether past or present, or (iv) take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or otherwise;

(d) make or change any Tax election, change any accounting period, adopt or change any method of accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take any other similar action related to Taxes;

(e) issue, sell or otherwise dispose of (or agree to issue, sell or dispose) any of the capital stock or equity interests of Seller, or grant (or agree to grant) any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock or equity interests of Seller;

(f) amend, renew or terminate any of its Material Contracts, or enter into any Material Contract or cause or suffer any acceleration of, or grant any waiver or give any consent or release with respect to, any Material Contract (or Contract that would constitute a Material Contract had it not been so accelerated, amended, terminated, waived or released), or enter into any other material transaction;

(g) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or division thereof;

(h) acquire (whether by purchase or lease) or sell, assign, lease or otherwise transfer or dispose of, or agree to acquire (whether by purchase or lease) or to sell, assign, lease or otherwise transfer or dispose of, any property, equipment or other assets of Seller (including for the avoidance of doubt, the Purchased Assets), or otherwise make capital expenditures, in each case, in an aggregate amount in excess of $5,000;

(i) create, assume or permit to exist any new Encumbrance upon any of the Purchased Assets (other than Permitted Encumbrances), or otherwise incur any indebtedness for borrowed money, or guarantee the obligations of any other Person;

(j) increase (or agree to increase) compensation or benefits (including the granting of options or restricted stock or other direct or indirect remuneration) payable to or to become payable to, or make (or agree to make) any bonus payment to, any employee or agent of Seller, except in accordance with existing personnel policies or plans, or enter into any employment, severance or similar agreement with any such employee or agent;

(k) institute or settle any claim or lawsuit for an amount involving in excess of $5,000 in the aggregate or involving equitable or injunctive relief;

(l) file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition any against Seller under any similar Law;

(m) waive, cancel, compromise or release any rights or claims of material value, whether or not in the ordinary course of business;

(n) change in any material respect its methods of accounting in effect on the Balance Sheet Date, except as required by changes in GAAP or regulatory accounting principles or applicable Law or as disclosed in the notes to the Financial Statements;

(o) enter into any transaction that is not in the ordinary course of business (other than this Agreement and the transactions contemplated by this Agreement), including any transfer of assets; or

(p) commit or agree, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement.

Section 6.3 Efforts to Close; Consents. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, except as otherwise specified herein, each Party shall use its commercially reasonable efforts to: (a) provide all notices required of any Governmental Authority to consummate the transactions contemplated hereby, (b) obtain all Permits (or exemptions therefrom) necessary or required to allow such Party to perform its obligations under this Agreement; (c) in respect of Seller, obtain all consents from all third parties to the Key Contracts in connection with the consummation of the transactions contemplated hereby and/or, at Buyer’s election, cooperate with Buyer in securing a replacement contract for any Key Contract, and in respect of Buyer, reasonably cooperate with Seller in connection therewith (d) to the extent within such Party’s control, cause all of the conditions to the consummation of the Closing to be fulfilled or otherwise satisfied by it, (e) keep the other party reasonably informed of any material communication received by such party from, or given by such party to, any Governmental Authority or any other Person (including relating to the Key Contracts), in connection with any consent or Proceeding, and (f) take all other actions and to do all other things necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement; provided that, neither Party has any obligation to waive any rights to which it is entitled hereunder or under any other applicable Transaction Document.

Section 6.4 No Solicitation of Other Bids. Between the date hereof and the Closing Date, none of Seller, the Seller Shareholders, nor the Affiliates or Representatives of each of the foregoing (collectively, the “No-Shop Restricted Parties”), shall authorize or permit any Person to, directly or indirectly, (a) encourage, solicit, initiate or facilitate (including by way of providing to any Person, information regarding, or access to, Seller, its Business, the Purchased Assets or any of the No-Shop Restricted Parties) any Acquisition Proposal; (b) enter into discussions or negotiations with any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, acquisition, asset purchase, consolidation, liquidation, recapitalization or other business combination transaction involving Seller or the Purchased Assets; (ii) the issuance or acquisition of capital stock of Seller; or (iii) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of Seller.

Section 6.5 Pre-Closing Access. Subject to applicable Laws relating to the exchange of information, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing Date, Seller shall (a) give Buyer, its Affiliates and their respective authorized Representatives reasonable access, upon reasonable notice during normal business hours, to all books, records, personnel, the Purchased Assets and such other properties utilized by Seller in connection with the Business, (b) permit Buyer, its Affiliates and their respective authorized Representatives to make such reasonable inspections thereof as Buyer may request (such inspections may include Buyer environmental inspections) and (c) cause its personnel and accountants to furnish Buyer its Affiliates and their respective authorized Representatives with such financial and operating data and other information with respect to Seller, the Business and the Purchased Assets, as Buyer may from time to time reasonably request.

Article VII
CONDITIONS PRECEDENT

Section 7.1 Mutual Conditions. The obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver in whole or in part (by mutual agreement of the Parties), at or prior to the Closing, of the following conditions:

(a) No Order or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is then in effect and has the effect of prohibiting or making this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby, illegal or limiting, restricting or prohibiting in any significant respect, Buyer or any of its Affiliates’ ability to conduct and operate the Business or own, use and operate the Purchased Assets.

Section 7.2 Buyer’s Conditions. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived by Buyer in whole or in part:

(a) Seller’s Deliverables. Seller shall have delivered to Buyer the agreements, documents and other items described in Section 3.2.

(b) Consents and Approvals. Seller shall have obtained and delivered to Buyer all approvals and consents of, and have given notice to and made all filings with the Governmental Authorities required of Seller and identified on Schedule 4.4. Seller shall have obtained all consents required under the Key Contracts for the consummation of the transactions contemplated hereby; provided, that, if the vendor under any Key Contract will not provide such consent, then, at the election of Buyer, it shall be a further condition to closing that Buyer shall have executed a replacement contract with such vendor on such terms and conditions as may be approved by Buyer.

(c) Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

(d) Representations and Warranties. The Seller Fundamental Representations shall be true and correct in all respects as of the signing date and as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct in all respects as of such specific date). The Seller Non-Fundamental Representations shall be true and correct in all material respects (without regard to any qualifications as to Material Adverse Effect, materiality or similar qualifications contained in such representations and warranties) as of the signing date and as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct in all material respects (without regard to any qualifications as to Material Adverse Effect, materiality or similar qualifications contained in such representations and warranties) as of such specific date).

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, or been discovered, any event, effect, occurrence, fact or state of facts, development, condition, circumstance, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Title Policy. Buyer shall have received an owner’s title insurance policy with respect to the Real Property, issued by a nationally recognized title insurance company acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements (which endorsements shall be at Buyer’s expense), and otherwise in such form, as Buyer shall require. Such title insurance policy shall insure fee simple title to each Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Buyer shall have received an appropriately certified ALTA/NSPS Land Title Survey showing no Encumbrances other than the Permitted Encumbrances, and otherwise in form and substance satisfactory to Buyer, for the Real Property. Buyer and Seller shall each bear 50% of the costs of such owner’s title insurance policy and endorsements and survey.

(g) Release of Encumbrances. All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its reasonable sole discretion, of the release of such Encumbrances.

(h) Environmental Diligence. Buyer has received the results of its environmental due diligence with respect to the Real Property and Buyer is satisfied with the results of such environmental due diligence, including, but not limited to, Buyer’s satisfaction with the contents of any environmental investigations or reports prepared in connection with such due diligence.

(i) Tax Exemption Certification. Buyer and its ultimate parent company, Kamada, Ltd., has obtained certification that the transactions contemplated by this Agreement are exempt from taxation under Israeli Tax Laws.

Section 7.3 Seller’s Conditions. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived by Seller in whole or in part:

(a) Buyer’s Deliverables. Buyer shall have delivered to Seller the agreements, documents and other items described in Section 3.3.

(b) Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

(c) Representations and Warranties. The Buyer Fundamental Representations shall be true and correct in all respects (without regard to any qualifications as to Material Adverse Effect, materiality or similar qualifications contained in such representations and warranties) as of the signing date and as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which such representations and warranties shall continue as of the Closing Date to be true and correct in all respects (without regard to any qualifications as to materiality, Material Adverse Effect, or similar qualifications contained in such representations and warranties) as of such specific date). All other representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (without regard to any qualifications as to Material Adverse Effect, materiality or similar qualifications contained in such representations and warranties) as of the signing date and as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct in all material respects (without regard to any qualifications as to Material Adverse Effect, materiality or similar qualifications contained in such representations and warranties) as of such specific date).

Article VIII
ADDITIONAL AGREEMENTS AND COVENANTS

Section 8.1 Post-Closing Access to Information. For a period of four years after the Closing, subject to customary confidentiality restrictions, the Parties will make available to one another upon written request such documents and information as may be available relating to Seller, the Business and the Purchased Assets for periods prior and subsequent to Closing to the extent reasonably necessary to facilitate concluding the transactions herein, contemplated, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims.

Section 8.2 Noncompetition Agreement.

(a) In consideration for the benefits Seller and the Seller Shareholders will receive in connection with the transactions contemplated herein, which benefits Seller and each Seller Shareholder hereby acknowledges, and as further consideration for, and as a condition to, the transactions contemplated hereby, Seller and each Seller Shareholder covenants and agrees that for a period commencing as of the Closing Date and continuing thereafter for a period of five (5) years, neither Seller nor any Seller Shareholder will, anywhere within the Restricted Territory, directly or indirectly, (i) operate develop or own any interest (other than the ownership of less than 2% of the equity securities of a publicly traded company) in any business which has activities relating to the ownership of, the management or operation of, or consultation regarding a plasma, blood and blood products collection and processing operation and/or the sale of blood products or services (a “Competing Business”); (ii) consult with, advise (whether formally or informally) or be employed by, any business which directly or indirectly owns, manages or operates a Competing Business; (iii) interfere with, solicit, disrupt or attempt to disrupt any past present or prospective relationship, contractual or otherwise, between Seller, on one hand, and any donor, supplier, customer or employee of Seller, on the other hand; or (iv) solicit any past, present or prospective employee of Seller to leave his or her employment with Seller ((i)-(iv) above being collectively the “Prohibited Activities”). Seller and each Seller Shareholder acknowledges and agrees that the Restricted Territory and Prohibited Activities substantially cover the geography and activities that comprise the market in which Seller conducts the Business as of even date with this Agreement.

(b) Seller and each Seller Shareholder hereby acknowledges that its agreements not to engage in the Prohibited Activities for the period of time provided herein are manifestly reasonable upon their face and that they are reasonable as to time and no greater than is required for the reasonable protection of Buyer in light of the substantial harm that Buyer would suffer should Seller or any Seller Shareholder breach any of the provisions of this Section 8.2. Seller and each Seller Shareholder further agrees that the nature, kind and character of the Prohibited Activities are reasonably necessary to protect the interests of Buyer.

(c) If a judicial determination is made that any of the provisions of this Section 8.2 constitute an unreasonable or otherwise unenforceable restriction against Seller or any Seller Shareholder, the provisions of this Section 8.2 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. Any judicial authority construing this Section 8.2 shall be empowered to sever any portion of the Restricted Territory or Prohibited Activities from the coverage of this agreement and to apply the provisions of this Section 8.2 to the remaining portion of the territory or the remaining activities not so severed by such judicial authority.

(d) Seller and each Seller Shareholder agrees that any violation of this Section 8.2 will result in irreparable injury to Buyer, that a remedy at law for any breach or threatened breach of the covenants contained herein will be inadequate and that in the event of any such breach, Buyer, in addition to any other remedies or damages available to Buyer at law or in equity, shall be entitled to seek temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to seek permanent injunctive relief without the necessity of proving actual damages or securing or posting any bond.

Section 8.3 Certain Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Seller. The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so in the time and manner prescribed by law, and the non-filing party shall promptly reimburse the filing party for its share of any Transfer Taxes upon receipt of evidence reasonably satisfactory to the non-filing party of the amount of such Transfer Taxes.

(b) Tax Clearance Certificates. Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

(c) Tax Claims. Notwithstanding anything herein to the contrary, Buyer shall control the conduct and resolution of any Claim which involves the assertion of any claim or the commencement of any action, in respect of which an indemnity may be sought by a Buyer Indemnified Party pursuant to this Agreement (a “Tax Claim”); provided that Seller may participate in such proceedings at its own expense. Buyer and Seller agree to give prompt written notice to each other of the receipt of any written notice by any of them which involves a Tax Claim; provided, that the failure to give such notice shall not affect the indemnification provided hereunder.

(d) Tax Cooperation. Seller shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with (i) the preparation and filing of any Tax Return of Buyer, (ii) any Tax Claim, (iii) the procurement of Tax exemption certificates in connection with the Business; (iv) obtaining Tax Clearance Certificates and assuring the Buyer has no liability for state Taxes of Seller; and (v) any other matter under this Agreement relating to Taxes of the Company with respect to any Straddle Period. Such cooperation shall include the retention and, upon Buyer’s request, the provision of records and information that are reasonably relevant to any such Tax matter and access to employees and representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to (x) retain all books and records relevant to Tax matters of Seller with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations (and any extensions thereof) of the applicable Tax period, and (y) give Buyer reasonable written notice prior to destroying or discarding any such books and records and, if Buyer so requests upon such notice, the Seller shall allow Buyer to take possession of such books and records.

(e) Straddle Period. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of Seller for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of Seller for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 8.4 Employment Matters.

(a) Effective as of the Closing Date, Buyer shall offer employment to all Employees who were employed or contracted by Seller as of immediately preceding the Closing Date (the “Continuing Employees”). Such offer of employment or to contract for service shall be on terms and conditions as determined by Buyer in its sole discretion. The Continuing Employees who accept employment or a contract for service with the Buyer are referred to as “Hired Employees.” Seller will use all commercially reasonable efforts to assist the Buyer with the transition of all Hired Employees to Buyer. Notwithstanding the foregoing, nothing in this Agreement shall preclude Buyer or Seller from terminating the employment of any employee or discontinuing the services of an independent contractor or consultant at any time on or after the Closing.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date (except as contemplated by the Transition Services Agreement) and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of Seller or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date, whether such claims are reported before or after such date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of Seller which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. Seller shall be solely responsible, and Buyer shall have no obligations whatsoever, for providing, or causing PEO to provide, continuation of coverage under a Benefit Plan pursuant to COBRA or similar state law to any Continuing Employees who do not become Hired Employees, including any obligation to provide notices thereunder.

(d) Within the 90 days prior to the Closing, Seller has not engaged, and will not engage, in a “plant closing” or “Mass layoff” as those terms are defined in the WARN Act or any state or local law similar in purpose. To the extent, if at all, the transactions contemplated by this Agreement would result in any obligation that notice shall be provided to employees pursuant to the WARN Act or any state or local law similar in purpose, such obligation shall be exclusively upon Seller to comply with and Buyer shall have no obligation to provide such notice.

(e) Notwithstanding anything to the contrary herein, nothing contained in this Section 8.4 shall (i) confer upon any Person (including any Continuing Employee) any rights, remedies or claims, including third party beneficiary rights or rights to employment, (ii) obligate Buyer or any of its Affiliates to maintain any particular compensation or benefit plan, policy, Contract, program or arrangement or (iii) be considered to be an amendment of any Benefit Plan.

Section 8.5 CHOW. Each Party shall reasonably cooperate with the other Party in seeking to provide all such notices or obtain all such Permits and consents. Seller will cooperate with Buyer for state or Federal required change of ownership application processes (“CHOW”), including, but not limited to, providing access to records, premises and personnel for inspections that may be required for the CHOW.

Section 8.6 Inventory other than Acquired Inventory. After Closing, Buyer will, at its sole cost and expense subject to the offset from the Purchase Price of the Destruction Costs, dispose of all Inventory other than the Acquired Inventory.

Section 8.7 Accounts Receivable. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable of Buyer or any other Purchased Asset or any other funds belonging to Buyer, Seller or its Affiliate shall remit such funds to Buyer within three Business Days after its receipt thereof.

Section 8.8 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents.

Article IX
INDEMNIFICATION

Section 9.1 Indemnification by Seller. Subject to and to the extent provided in this Article IX, Seller Indemnifying Parties shall (jointly and severally) indemnify and hold harmless Buyer and its officers, directors, members, shareholders, partners, employees, agents, Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”, each a “Buyer Indemnified Party”) from and against any and all Losses incurred by any Buyer Indemnified Party, based upon, in connection with, as a result of, relating to or arising from:

(a) any breach of, or inaccuracy in, any representation or warranty of Seller made herein or in any other Transaction Document (it being understood that for purposes of determining the existence of a breach of, or inaccuracy in, any such representation or warranty, as well as the quantification of any Loss arising out of any such breach or inaccuracy, no effect shall be given to any limitations or qualifications as to materiality, Material Adverse Effect or similar limitations);

(b) any breach, non-compliance or failure to perform any covenants or agreements of Seller; and

(c) any Excluded Asset or any Excluded Liability.

Section 9.2 Indemnification by Buyer. Subject to and to the extent provided in this Article IX, Buyer shall indemnify and hold harmless Seller and its officers, directors, managers, members, employees, agents and Affiliates (each a “Seller Indemnified Party”) from and against any Losses incurred or suffered by any of the Seller Indemnified Parties as a result of or arising from:

(a) any breach of, or inaccuracy in, any representation or warranty made by Buyer herein or in any Transaction Document (it being understood that for purposes of determining the existence of a breach of, or inaccuracy in, any such representation or warranty, as well as the quantification of any Loss arising out of any such breach or inaccuracy, no effect shall be given to any limitations or qualifications as to materiality, Material Adverse Effect or similar limitations);

(b) any breach, non-compliance or failure to perform any covenant or agreement required to be performed by Buyer pursuant to this Agreement; and

(c) subject to Seller Indemnifying Parties’ obligations under Section 9.1, any Assumed Liability.

Section 9.3 Certain Limitations.

(a) Seller Indemnifying Parties shall not be liable to the Buyer Indemnified Parties for indemnification under Section 9.1(a):

(i) until the aggregate amount of all Losses in respect of any Claims for indemnification under Section 9.1(a) exceeds Seven Thousand Five Hundred Dollars ($7,500.00) (the “Basket Amount”), in which event Seller Indemnifying Parties shall be required to pay and be liable for all such Losses, including the Basket Amount; and

(ii) to the extent the aggregate amount of all Losses in respect of Claims for indemnification under Section 9.1(a) has exceeded Two Hundred Fifty Thousand Dollars ($250,000.00) of the Purchase Price (the “Maximum Amount”).

(b) Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 9.2(a):

(ii) until the aggregate amount of all Losses in respect of any Claims for indemnification under Section 9.2(a) exceeds the Basket Amount, in which event Buyer shall be required to pay and be liable for all such Losses, including the Basket Amount;

(iii) to the extent the aggregate amount of all Losses in respect of Claims for indemnification under Section 9.2(a) has exceeded the Maximum Amount.

Notwithstanding the foregoing, the limitations set forth in this Section 9.3 shall not apply in the event of: (w) any indemnification pursuant to Section 9.1(b), Section 9.1(c), Section 9.2(b), Section 9.2(c), (x) breach of any Seller Fundamental Representation, (y) any breach of any Buyer Fundamental Representation; (z) fraud or intentional misrepresentation.

Section 9.4 Survival/Indemnity Period.

(a) The representations, warranties, the covenants or agreements of Buyer and Seller set forth herein shall survive the Closing and, specifically:

(i) the Seller Fundamental Representations and Buyer Fundamental Representations shall survive for the longest permitted applicable statute of limitations applicable under applicable law;

(ii) the Seller Non-Fundamental Representations shall survive for a period of 24 months after the Closing Date;

(iii) Buyer’s representations and warranties under Article V of this Agreement (other than Buyer Fundamental Representations) shall survive for a period of 24 months after the Closing Date;

(iv) the agreements and covenants of Seller or Buyer under this Agreement shall survive until the later of (A) the date of full and final performance, or (B) the longest permitted applicable statute of limitation under applicable law.

(b) And any claim by an Indemnitee against an Indemnitor in respect of any of the foregoing representations and warranties must be brought, if at all, during the applicable survival period set forth in Section 9.4(a).

(c) Notwithstanding anything herein to the contrary, if written notice of a Claim has been given in accordance with Section 9.5 by an Indemnitee to an Indemnitor prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

Section 9.5 Notice and Procedure.

(a) Any Person seeking indemnity under any provision of this Agreement (the “Indemnitee”) shall promptly notify in writing (and in any event no later than thirty (30) calendar days after the Indemnitee determines that it is entitled to make a claim under this Article IX) the Party from whom indemnity is sought (the “Indemnitor”) as to (i) the nature of any claims (including any third party claims) in reasonable detail, and/or Losses asserted by or against the Indemnitee for which the Indemnitee intends to seek indemnity hereunder (“Claims”) and (ii) if applicable, the commencement of any suit or proceeding brought (including by any third parties) to enforce any Claims. The Indemnitor shall, within fifteen (15) days of receipt of the applicable notice of claim for indemnification from the Indemnitee, notify the Indemnitee whether Indemnitor will assume the defense of any such suit or other proceeding. If Indemnitor assumes the defense of such suit or proceeding, the Indemnitee shall reasonably cooperate, at the Indemnitor’s sole cost and expense, and shall be entitled reasonably to consult with the Indemnitor with respect to such defense. If Indemnitor fails to timely deliver notice of its intent to assume the defense of the such suit or proceeding or if the defendants in any such suit or proceeding include both the Indemnitor and the Indemnitee and the Indemnitee has reasonably concluded that there may be a conflict of interest between the positions of the Indemnitor and the Indemnitee in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnitor, the Indemnitee shall have the right to select separate counsel to assume such defense and to otherwise participate in the defense of such action on behalf of such Indemnitee, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnitor. The Indemnitor shall not, without the written consent of the Indemnitee, which consent shall not be unreasonably withheld (A) settle or compromise any claim or consent to the entry of any judgment that provides for relief other than the payment of monetary damages, or (B) settle or compromise any claim or consent to the entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant to the Indemnitee of a release from all Liability in respect of such claim.

(b) The Indemnitee shall assist and reasonably cooperate with the Indemnitor in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnitee may be entitled from any Person in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnitee shall, upon the reasonable request by the Indemnitor or counsel selected by the Indemnitor, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and effect settlements; and shall use commercially reasonable efforts take such actions as may be reasonably necessary and appropriate in connection with such litigation. With respect to any suit or proceeding for which the Indemnitor has assumed the defense thereof, the Indemnitee shall have the right to join in the defense of such litigation or claim at such Indemnitee’s own cost and expense, and, if the Indemnitee agrees in writing to be bound by and promptly to pay the full amount of any final judgment from which no further appeal may be taken, without recourse against Indemnitor, and if the Indemnitor is reasonably assured of the Indemnitee’s ability to satisfy such agreement, then, at the option of the Indemnitee, such Indemnitee may take over the defense of such litigation or claim.

Section 9.6 Payment of Claims; Offset. In the event that there is any amount due and payable by any Seller Indemnifying Party to any Buyer Indemnified Party pursuant to this Agreement (an “Indemnification Payment”), then, in addition to other remedies available to Buyer, Buyer shall be entitled to offset against the Holdback Amount the amount of such Indemnification Payment, and the Holdback Amount due and payable to Seller pursuant to Section 2.5(b) shall be reduced by the amount of such Indemnification Payment.

Section 9.7 Tax Treatment of Indemnity Payment. All Indemnification Payments made by Seller under this Agreement shall be deemed adjustments to the Purchase Price, for Tax purposes.

Article X
TERMINATION

Section 10.1 Termination Events. This Agreement may be terminated at any time prior to Closing by written notice by (or on behalf of a Party) to the other Party upon the occurrence of any of the following:

(a) by mutual agreement of Buyer and Seller (expressed in writing);

(b) by either Buyer or Seller, if any permanent injunction, or Order of any court of competent jurisdiction or other Governmental Authority is issued and becomes final and non-appealable or any new Law or change to existing Law is enacted, in either case, permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby;

(c) by either Buyer or Seller, if Closing shall not have occurred on or prior to June 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party whose breach (or, as applicable, whose Affiliate’s breach) of its representations and warranties in this Agreement or whose failure (or, as applicable, whose Affiliate’s failure) to perform any of its covenants and agreements under this Agreement shall have been the cause of the failure of the Closing to occur on or before such date;

(d) by Buyer, upon a breach in any material respect of any covenant, representation or warranty of Seller set forth herein shall have been breached or shall have been or become untrue, and (i) which breach has not been cured by Seller within thirty (30) calendar days (or such lesser number of calendar days remaining prior to the occurrence of the Outside Date), (ii) cannot be cured prior to the occurrence of the Outside Date, or (iii) would, if not cured by the applicable time period in the foregoing clauses (i) or (ii), result in the failure to satisfy the conditions set forth in Section 7.2;

(e) by Seller, upon a breach in any material respect of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have been breached or shall have been or become untrue (i) which breach has not been cured by Buyer within thirty (30) calendar days (or such lesser number of calendar days remaining prior to the occurrence of the Outside Date), (ii) cannot be cured prior to the occurrence of the Outside Date, or (iii) would, if not cured by the applicable time period in the foregoing clauses (i) or (ii), result in the failure to satisfy the conditions set forth in Section 7.3.

Section 10.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1, all obligations of the Parties hereto shall terminate except the obligations or covenants set forth in Section 11.3, Section 11.4, Section 11.5, Section 11.6, Section 11.7, Section 11.8, and Section 11.9. Termination of this Agreement by a Party shall not preclude any Party from seeking remedies related to the intentional breach of any provision of this Agreement or fraud.

Article XI
GENERAL

Section 11.1 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given (a) as of the date of transmission when sent by e-mail to the applicable e-mail address indicated below, or (b) when personally delivered or (c) when received by overnight courier, addressed as follows:

To Seller:	Blood and Plasma Research, Inc.
4717 Valero Court
Laredo, Texas 78046
	Attn:	Shelly Kerr

With a copy to:	Germer PLLC
550 Fannin, Suite 400
Beaumont, Texas 7770
	Attn:	Charles W. Goehringer, Jr. (cwgoehringer@germer.com)

To Buyer:	Kamada Plasma, LLC
c/o Kamada Ltd.
2 Holzman St, Science Park,
P.O Box 4081, Rehovot 7670402, Israel
	Attn:	Amir London (Chief Executive Officer)
Yifat Philip (General Counsel) (yifatp@kamada.com)

With a copy to:	Jackson Walker L.L.P.
1401 McKinney Street, Suite 1900
Houston, Texas 77010
	Attn:	Marisela Peٌa Gonzalez (mgonzalez@jw.com)
Virginia Mimmack (vmimmack@jw.com)

or (d) to such other address, and to the attention of such other Person as any Party may designate in writing. Notice given by a Party’s counsel shall be considered notice given by that Party.

Section 11.2 Confidentiality; Public Announcement.

(a) From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business or the Purchased Assets, and deliver promptly to Buyer, at Buyer’s request, all such information (and all copies thereof in whatever form or medium) in Seller’s possession or under Seller’s control; provided that this provision shall not apply to information that Seller can show (i) is generally available to and known by the public through no act or omission of Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) Neither Seller nor Buyer shall issue any press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior approval of the other Party. Notwithstanding the foregoing, either Seller or Buyer may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent required by applicable Law or to comply with accounting or other disclosure obligations.

Section 11.3 Cost of Transaction. Except as otherwise provided herein, (a) Seller shall pay all costs and premiums associated with expenses and disbursements of Seller and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto and (b) Buyer shall pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto.

Section 11.4 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) The Parties agree that this Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas, excluding any conflict-of-laws rule or principle that might refer the governance or the interpretation, construction or enforcement of this Agreement to the laws of another jurisdiction. BUYER AND SELLER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY, FROM WHATEVER SOURCE ARISING, IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States Federal Courts for the Eastern District of Texas, or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts of Texas situated in Jefferson County, Texas. Each of the Parties hereby (i) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement and waives the defense of sovereign immunity, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (iii) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any Texas state or federal court sitting in Texas.

Section 11.5 Benefit/Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns and no others. Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, however, that, without the prior written consent of Seller, Buyer shall be permitted to assign in whole, or in part, its rights and obligations under this Agreement to one or more of its Affiliates (in which case Buyer shall nonetheless remain responsible to Seller for the performance of all of its obligations hereunder). Any purported assignment or delegation in violation of this Section 11.5 shall be null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder.

Section 11.6 Waiver of Breach. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

Section 11.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms (including duration, area or amount) to such illegal, invalid or unenforceable provision as may be possible.

Section 11.8 Entire Agreement/Amendment; Counterparts. This Agreement, the other Transaction Documents, and all of the Exhibits and the Schedules hereto and thereto, constitute the entire agreement between or among the Parties with respect to the subject matter hereof, supersede all previous agreements, contracts and understandings. No amendments, modifications or changes in or to this Agreement shall be effective unless and until made in writing and signed by each of the Parties. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. A “.pdf” signature page delivered by electronic mail shall be as acceptable as an original.

Section 11.9 No Third Party Beneficiaries. Except as contemplated under Article IX in respect of Buyer Indemnified Parties and Seller Indemnified Parties, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and this Agreement does not, and shall not be construed to, confer third-party beneficiary rights upon any other Person.

Section 11.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.11 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized officers, all as of the date and year first above written.

SELLER:
BLOOD AND PLASMA RESEARCH, INC.

By:
Name:
Title:

BUYER:
KAMADA PLASMA, LLC

By:
Amir London, Manager

By:
Chaime Orlev, Manager

IN WITNESS WHEREOF, the Seller Shareholders hereby execute this Agreement for purposes of agreeing to their obligations hereunder, all as of the date and year first above written.

KRISTI LOVELADY

SHELLY KERR

RAYANN ST. PETER WALDRON

Exhibit A
Form of Consulting Agreement of Kristi Lovelady

Exhibit B
Employment Agreement of Dan Browning

Exhibit C
Form of Jean Browning

Exhibit D
Form of Bill of Sale

Exhibit E
Form of Assignment and Assumption Agreement

Exhibit F
Form of Intellectual Property Assignment

Exhibit G
Form of Deed

Exhibit H
Form of Transition Services Agreement